Exhibit 19.1
INSTACART
INSIDER TRADING POLICY

(Effective as of November 14, 2025)

A.Purpose
As part of your work at Maplebear Inc. (dba Instacart) (the “Company,” “Instacart,” “we,” “us,” or “our”), you may receive material information that is not yet publicly available (“material nonpublic information”) about Instacart or other publicly traded companies. Material nonpublic information may give you, or someone you pass that information on to, a leg up over others when deciding whether to buy, sell, or otherwise transact in Instacart securities or the securities of another publicly traded company. This policy sets forth our policy with respect to transactions in Instacart securities and in the securities of other applicable publicly traded companies by our (i) employees, (ii) directors and (iii) consultants who are advised that they are subject to this policy and who have access to or may become aware of material nonpublic information (collectively, “Insiders” or “you”). This policy also applies to (i) immediate family members of Insiders, (ii) persons sharing the same household or that are financially dependent on Insiders, and (iii) any other individuals or entities whose transactions in securities are influenced, directed, or controlled by Insiders (collectively, “Related Persons”).
B.Statement of Policy
Insiders (and any other person or entity subject to this policy) who are aware of material nonpublic information relating to Instacart may not, directly or indirectly:
1.engage in any transactions in Instacart securities, except as otherwise specified under the heading “Exceptions to this Policy” below;
2.recommend the purchase, holding or sale of any Instacart securities;
3.disclose material nonpublic information to other Insiders whose jobs do not require them to have that information, or to other persons, such as family, friends, business associates, and investors, unless the disclosure is made in accordance with our policies regarding the protection or authorized external disclosure of information about Instacart; or
4.assist anyone engaged in the above activities.
There are no exceptions to our policy against insider trading except as explicitly provided in this policy. It applies even if the decision to trade is not based on such material nonpublic information. It also applies to transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) and also to very small transactions. All that matters is whether you are aware of any material nonpublic information relating to Instacart at the time of the transaction.
The U.S. federal securities laws do not recognize any mitigating circumstances to insider trading. In addition, you must avoid even creating the appearance of an improper transaction. In some circumstances, you may need to forgo a planned transaction even if you planned it before becoming aware of the material nonpublic information. So, even if you believe you may suffer an economic loss or sacrifice an anticipated profit by waiting to trade, you must wait.

Keep in mind that the laws prohibiting insider trading are not limited to your own trading; advising others to trade on the basis of material nonpublic information is also illegal and prohibited by this policy. Liability in such cases can extend both to the “tippee”—the person to whom the Insider disclosed material nonpublic information—and to the “tipper,” which is the Insider. In such cases, you can be held liable for your own transactions, as well as the tippee’s transactions and even the transactions of someone to whom the tippee passed material nonpublic information. This policy is intended to help protect you and Instacart from such liability.
In addition, anyone subject to this policy who, through their relationship with Instacart, learns of material nonpublic information of another publicly traded company (e.g. suppliers, retailers, brands, partners, competitors), is prohibited from trading in that other company’s securities until the information becomes public or is no longer material to that other company.
There are no exceptions to this policy, except as specifically noted below.
C.Transactions Subject to this Policy
This policy applies to all transactions in Instacart securities, as well as derivative securities that are not issued by Instacart, such as exchange-traded put or call options or swaps relating to our securities. Accordingly, for purposes of this policy, the terms “trade,” “trading,” and “transactions” include not only purchases and sales of our common stock in the public market but also any other purchases, sales, gifts, transfers or other acquisitions and dispositions of common or preferred equity, options, warrants, and other securities (including debt securities) and other arrangements or transactions that affect economic exposure to changes in the prices of these securities.
D.Persons Subject to this Policy
This policy applies to all Insiders of Instacart and its subsidiaries as well as Related Persons. However, this policy does not apply to any entity that invests in securities in the ordinary course of its business (e.g., a venture or other investment fund) if (and only if) such entity has established its own insider trading controls and procedures in compliance with applicable securities laws with respect to trading in Instacart’s securities. Insiders are responsible for making sure that their Related Persons comply with this policy.
E.Material Nonpublic Information
Material information
It is not always easy to figure out whether you are aware of material nonpublic information. But there is one important factor to determine whether nonpublic information you know about a public company is material: whether the information could be expected to affect the market price of that company’s securities or to be considered important by investors who are considering trading that company’s securities. If the information makes you want to sell or purchase those securities, it would probably have the same effect on others. Keep in mind that both positive and negative information can be material.
Unfortunately, there is no bright-line rule on what would qualify as material nonpublic information; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by relevant enforcement authorities with the benefit of hindsight. The following types of information are some examples of what could be considered material nonpublic information until publicly disclosed. Please note that this list is not exhaustive; there may be other types of information that would qualify as material information as well:
●financial results, financial condition, projections, key metrics (including Gross Transaction Value, or information regarding Orders), or forecasts;
●known or anticipated, but unannounced, earnings or losses, including subsequent confirmation of previously announced anticipated earnings or losses;
●plans to launch new products or features or other significant market initiatives;
●the impact of macroeconomic and industry or market factors, such as inflation and legal and regulatory developments, on our business, financial results, financial condition, projections, key metrics, or forecasts;
●the status of our progress toward achieving significant business or financial goals and forecasts;
●significant developments involving business relationships with shoppers, vendors, retailers, advertisers, or other current or prospective partners, and other external parties, including gain or loss of contracts;
●significant corporate events, such as:
oa pending or proposed merger, acquisition, tender offer, joint venture, partnership, or changes in assets;
oevents regarding the Company's securities, such as defaults on senior securities, calls of securities for redemption, the establishment or modification of a share repurchase program, stock splits or changes in dividend policy, changes in the rights of securityholders, public or private sales of additional securities, or information related to any additional funding;
●major contract awards or cancellations;
●organizational changes, including layoffs;
●a disruption in our operations or cybersecurity or other breach or unauthorized access of our property, information, or assets, including our facilities and information technology infrastructure;
●accounting restatements or write-offs;
●changes in auditors or auditor notification that the Company may no longer rely on an auditor’s audit report;
●litigation or settlements, including positive or negative developments;
●impending bankruptcy;
●pricing changes or discount policies; or
●known but unannounced changes in our senior management or board of directors.

If you have any questions, reach out to the Legal Team via ***@instacart.com. While the Legal Team cannot advise you on whether or not you should trade, they can provide guidance to help you make that decision. However, at the end of the day, if there remains any question in your mind about whether or not you have material nonpublic information, the safest option is to not trade.

When Information is Considered Public
Once any material nonpublic information you have becomes publicly disseminated, you may be able to trade, subject to the blackout periods and other trading restrictions included in this policy. But note that for information to be considered publicly disseminated, it must be distributed through a press release, a filing with the Securities and Exchange Commission, or other widely disseminated announcement. Once information is publicly disseminated, it is still necessary to give the investing public sufficient time to absorb the information. Generally speaking, information will be considered publicly disseminated for purposes of this policy at the start of the regular trading session following one full trading day after public announcement. For example, if we announce material nonpublic information before the regular trading session begins on Wednesday, then it is considered publicly disseminated when the regular trading session begins on Thursday. If we announce material nonpublic information after the regular trading session ends on Wednesday, then it is considered publicly disseminated when the regular trading session begins on Friday (assuming the markets were open for trading on Thursday). Depending on the particular circumstances, we may determine that a longer waiting period should apply to the release of specific material nonpublic information.
F.Quarterly Trading Blackouts
Because we have a transparent culture, odds are that the vast majority of Insiders will possess material nonpublic information at certain points during the year. To minimize even the appearance of insider trading, we have established “quarterly trading blackout periods” during which Insiders, and their Related Persons—regardless of whether they are aware of material nonpublic information or not—may not conduct any trades in our securities. That means that, except as described in this policy, all Insiders, and their Related Persons will be able to trade in our securities only during limited open trading window periods that generally will begin at the start of the regular trading session following one full trading day after we release annual or quarterly financial results and end at the beginning of the next quarterly trading blackout period. Of course, even during an open trading window period, you may not (unless an exception applies) conduct any trades in Instacart securities if you are in possession of material nonpublic information.
For purposes of this policy, each “quarterly trading blackout period” will generally begin at the end of the regular trading session on the last trading day that is on or before the 15th day of the third month of each fiscal quarter and end at the start of the regular trading session following one full trading day after we release financial results for that quarter. Please note that the quarterly trading blackout period may commence early or may be extended if, in the judgment of an individual holding a title designated on Exhibit A, or any other person designated by such individuals (any such person an “Approving Party”), there is any circumstance that would make it inappropriate for Insiders and their Related Persons to trade. Please note that any changes to the quarterly trading blackout period should also be considered material nonpublic information.
An Insider who believes that special circumstances require such Insider to trade during a quarterly trading blackout period must consult the individual designated as the compliance officer on Exhibit A (the “Compliance Officer”). Permission to trade during a quarterly trading blackout period will be granted only in exceptional circumstances, if the Compliance Officer concludes that the person is not aware of any material nonpublic information, and there appears to be no significant risk that the trade may subsequently be questioned.
G.Special Trading Blackouts
From time to time, an event may occur that is material to Instacart and known by only a few Insiders. So long as the event remains material and nonpublic, any Insider designated by an Approving Party may not trade in Instacart securities. In that situation, we will notify the designated individuals that neither they nor their Related Persons may trade in Instacart securities. The existence of an event-specific trading blackout should also be considered material nonpublic information and should not be communicated to any other person or entity, including other Insiders who are not aware of such blackout.

Even if you have not been designated as a person who should not trade due to an event-specific trading blackout, you may not trade while aware of material nonpublic information. Exceptions will not be granted during an event-specific trading blackout.
The quarterly and special trading blackouts do not apply to those transactions to which this policy does not apply, as described under the heading “Exceptions to this Policy” below.
H.Exceptions to this Policy
This policy does not apply in the case of the following transactions, except as specifically noted:

1.Option Exercises. This policy does not apply to the exercise of options granted under our equity compensation plans for cash or, where permitted under the option, by a net exercise transaction with Instacart or by delivery to us of already-owned Instacart stock. This policy does, however, apply to any sale of stock as part of a broker-assisted cashless exercise or any other market sale, whether or not for the purpose of generating the cash needed to pay the exercise price or pay taxes.
2.Tax Withholding Transactions. This policy does not apply to the surrender of shares directly to Instacart to satisfy tax withholding obligations as a result of the issuance of shares upon vesting or exercise of restricted stock units (“RSUs”), options, or other equity awards granted under our equity compensation plans. The trading restrictions under this policy also do not apply to the sale of shares of our common stock issued upon vesting of RSUs for the limited purpose of covering tax withholding obligations (and any associated broker or other fees) (a “sell-to-cover transaction”), provided that, (i) if required by Instacart, prior to such sale, you irrevocably elect to sell such shares to cover tax withholding obligations in a manner approved by Instacart or (ii) such sell-to-cover transaction is effected pursuant to a sell-to-cover program mandated by Instacart. However, any market sale of the stock received upon exercise or vesting of any such equity awards remains subject to all provisions of this policy whether or not for the purpose of generating the cash needed to pay the exercise price or pay taxes.
3.ESPP. If Instacart has established an Employee Stock Purchase Plan (“ESPP”), then this policy does not apply to the purchase of stock by employees on periodic designated dates in accordance with an ESPP. This policy does, however, apply to any sale of stock acquired pursuant to an ESPP. In addition, this policy applies to an employee’s initial election to participate in an ESPP and to changes to an employee’s election to participate in an ESPP for any enrollment period.
4. 10b5-1 Automatic Trading Programs. Under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (“Exchange Act”) and as permitted by Instacart, a trading plan may be established under which a broker is instructed to buy and sell securities based on pre-determined criteria (a “Trading Plan”). Purchases and sales of Instacart securities will be exempt from this policy only if they are executed under a Trading Plan that complies with the requirements of Rule 10b5-1 of the Exchange Act and our 10b5-1 trading plan guidelines. In order to mitigate the risk of insider trading liability, Insiders who frequently possess material nonpublic information are strongly encouraged to establish a Trading Plan.
I.Special and Prohibited Transactions
1.Inherently Speculative Transactions. Insiders may not engage in short sales, transactions in put options, call options, or other derivative securities on an exchange or in any other organized market, or in any other inherently speculative transactions with respect to Instacart stock.

2.Hedging Transactions. The purchase of financial instruments or the entry into other transactions that are designed to offset or “hedge” decreases in the market value of our securities may permit an Insider to continue to own Instacart securities obtained through employee benefit plans or otherwise but without the full risks and rewards of ownership. When that occurs, the Insider may no longer have the same objectives as our other stockholders. Therefore, Insiders are prohibited from engaging in any such transactions. Hedging can be accomplished through any number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Other examples include borrowing or other arrangements involving a non-recourse pledge of our securities and selling a security future that establishes a position that increases in value as the value of the underlying equity security decreases.
3.Margin Accounts and Pledged Securities. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities used as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when an Insider is aware of material nonpublic information or otherwise is not permitted to trade in Instacart securities, Insiders are prohibited from holding Instacart securities in a margin account or otherwise pledging Instacart securities as collateral for a loan.
4.Standing and Limit Orders. Standing and limit orders (except standing and limit orders under approved Trading Plans) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when an Insider is in possession of material nonpublic information. We therefore discourage placing standing or limit orders on Instacart securities. If a person or entity subject to this policy determines that they must use a standing order or limit order (other than under an approved Trading Plan), the order should be limited to short duration, and the person or entity using such standing order or limit order is required to cancel such instructions immediately in the event they are subject to a “Quarterly Trading Blackout” or a “Special Trading Blackout”.
J.Pre-Clearance and Advance Notice of Transactions
In addition to the requirements above, Insiders who have been notified that they are subject to pre-clearance requirements and their Related Persons may not trade (even during an open trading window) without first obtaining pre-approval from the Compliance Officer or the Compliance Officer’s designees, which should be requested at least two business days in advance of the proposed transaction. This includes even proposed gifts involving Instacart common stock or transfers for tax planning purposes in which the beneficial ownership and pecuniary interest in the transferred securities do not change. This requirement does not apply to transactions that are specifically exempted from this policy, including purchases or sales of Instacart securities made pursuant to a Trading Plan that complies with our 10b5-1 trading plan guidelines. The Compliance Officer or the Compliance Officer’s designee will then determine whether the transaction may proceed. Pre-cleared transactions not completed within three business days will require new pre-clearance. We may choose to shorten or lengthen this period. Insiders subject to pre-clearance must also give advance notice of their plans to exercise an outstanding stock option to the Legal Team via ***@instacart.com.
K.Short-Swing Trading, Control Stock, and Section 16 Reports

Officers and directors subject to the reporting obligations under Section 16 of the Exchange Act should be mindful to avoid short-swing transactions (within the meaning of Section 16(b) of the Exchange Act) and to comply with the restrictions on sales by control persons (i.e. Rule 144 under the Securities Act of 1933, as amended). Officers and directors should file all appropriate Section 16(a) reports (i.e. Forms 3, 4 and 5) and any notices of sale required by Rule 144.
L.Policy Duration
This policy continues to apply to you even if you are no longer working with Instacart. If you are aware of material nonpublic information about Instacart or another publicly traded company gained through your relationship with Instacart after you are no longer working with Instacart, you still may not trade Instacart securities or the securities of such other publicly traded company until the material nonpublic information has been publicly disseminated or is no longer material. Further, if you leave Instacart during a trading blackout period, you may not trade Instacart securities until the trading blackout period has ended.
M.Individual Responsibility
Persons and entities subject to this policy have ethical and legal obligations to safeguard Instacart’s confidential information and to not engage in transactions in Instacart’s securities or the securities of other applicable public companies while aware of material nonpublic information in accordance with this policy. Each Insider is responsible for making sure that he or she complies with this policy, and that any Related Persons also comply with this policy. It is the responsibility of each Insider to determine whether he or she is aware of material nonpublic information, and any action by Instacart or any employee or director of Instacart pursuant to this policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by Instacart for any conduct prohibited by this policy or applicable securities laws. See “Penalties” below. If you have any suspicion that a trade might violate this policy or insider trading laws, the best option is to not trade.
N.Penalties
Anyone who engages in insider trading or otherwise violates this policy may be subject to both civil liability and criminal penalties. Violators also risk disciplinary action, including termination of employment. Anyone who has questions about this policy should review these Frequently Asked Questions, contact their own attorney or reach out to the Legal Team via ***@instacart.com. In the event of any conflict between this policy and the Frequently Asked Questions linked above, the terms of this policy shall govern.
O.Amendments
We are committed to continuously reviewing and updating our policies and procedures. Therefore, we reserve the right to amend, alter or terminate this policy at any time and for any reason.